Exhibit 5.1

January 4, 2023

Akoustis Technologies, Inc.

9805 Northcross Center Court, Suite A

Huntersville, NC 28078

Ladies and Gentlemen:

We have acted as special counsel to Akoustis Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder for the registration of 6,000,000 shares (the “Shares”) of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, issuable pursuant to the Akoustis Technologies, Inc. 2018 Stock Incentive Plan, as amended (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation, as amended through the date hereof, (iii) its Bylaws, (iv) the stock ledger; (v) the corporate action of the Company’s Board of Directors which authorizes the registration of the Shares on the Registration Statement and (vi) the Plan, and we also have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion. For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine and that the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

K&L Gates LLP

300 South Tryon Street, Suite 1000 Charlotte NC 28202

T +1 704 331 7400 F +1 704 331 7598 klgates.com

Akoustis Technologies, Inc.

January 4, 2023

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a Share under the Plan; (b) the Shares will be evidenced by appropriate certificates, duly executed and delivered, or the Company’s Board of Directors will adopt a resolution, providing that all Shares shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”) prior to their issuance; (c) the issuance of each Share will be duly noted in the Company’s stock ledger upon its issuance; (d) the Plan constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (e) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the Plan (or the award agreement issued thereunder); and (f) prior to the issuance of any Shares under the Plan, the Company’s Board of Directors will duly authorize each award granted under the Plan pursuant to an award agreement and in accordance with the DGCL and the Plan.

Our opinion set forth below is limited to the DGCL and reported judicial decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company pursuant to, and on the terms set forth in, the Plan and, when, and if, issued pursuant to the terms of the Plan and the applicable award agreement will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP